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                                                                 Exhibit 3.1(b)


                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                WIRELESS BROADCASTING SYSTEMS OF AMERICA, INC.


        The undersigned William W. Kingery and John Muehlstein certify that they are, respectively, the President and Assistant Secretary of Wireless Broadcasting Systems of America, Inc., a corporation organized and existing under the laws of the State of Delaware and do hereby further certify as follows:

        1. The name of the Corporation is Wireless Broadcasting Systems of America, Inc. The Certificate of Incorporation of Wireless Broadcasting Systems of America, Inc. was originally filed with the Secretary of State of the State of Delaware on February 18, 1994.

        2. This Restated Certificate of Incorporation of Wireless Broadcasting Systems of America, Inc. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

        3. The text of the Certificate of Incorporation filed on February 18, 1994 of the Corporation is hereby amended and restated to read in its entirety to read as follows:

                                  "Article I

        The name of the Corporation is Wireless Broadcasting Systems of America, Inc. (the "Corporation").

                                   Article II

        The address of the Corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  Article III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                   Article IV

        4.1. Designation. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,035,000 shares consisting of 35,000 shares of Preferred Stock, par value $.01 per share, all of which shares are to be of a class designated "Class A Cumulative Convertible Preferred Stock" ("Class A Preferred Stock") and 65,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

        The rights, preferences, privileges and restrictions granted to and imposed upon the classes of stock of the Corporation are set forth below in this Article IV.

        4.2.    Dividends.

                4.2.1. The holders of shares of Class A Preferred Stock shall receive, upon conversion of such shares to shares of Common Stock pursuant to the provisions of Section 4.5 of this Article IV, out of funds legally available therefor, a cash dividend (the "Cumulative Class A Dividend") in an amount equal, for each share of Class A Preferred Stock so converted, to (i) the Liquidation Value (as defined in Section 4.3) minus
     (ii) $1,000, with the Liquidation Value being computed as of the date such dividend is paid to the holders of Class A Preferred Stock. The Cumulative Class A Dividend shall be paid promptly upon conversion of any Class A Preferred Stock to Common Stock; provided, however, that if there are insufficient funds to pay in full upon such conversion the Cumulative Class A Dividend to all holders of shares of Class A Preferred Stock who have elected to convert their Class A Preferred Stock pursuant to Section 4.5.9 or within 15 days after the receipt of the notice provided for in Section 4.5.10, then the funds available for such payment shall be allocated among such holders of shares of Class A Preferred Stock, pro rata in accordance with the number of shares held by each such holder of shares of Class A Preferred Stock; and provided, further, that if the Company does not make any such payment within twenty days after the Conversion Date (as defined in Section 4.5.9), any amounts not so paid shall accrue interest at a rate of 12% per annum, compounded quarterly to the extent permitted by applicable law, from the Conversion Date until paid in full.

                4.2.2. The holders of shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, cash payments (each a "Payment in Reduction of Liquidation Value") in respect of such shares; provided, however, that no Payment in Reduction of Liquidation Value shall be made or declared at any time when any amounts of the Cumulative Cash A Dividend in respect of Class A Preferred Stock that has been

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          converted shall not have been paid in full.  Each Payment in Reduction of Liquidation Value shall be made equally in respect of all outstanding shares of Class A Preferred Stock.

                4.2.3. No dividend shall be paid, declared or set aside for payment on the Common Stock nor shall any other distribution on or in respect of the Common Stock be made (other than dividends payable solely in shares of Common Stock) at any time while (i) any shares of Class A Preferred Stock are outstanding, or (ii) any amounts payable in respect of the Class A Preferred Stock, including the Cumulative Class A Dividend provided for in Section 4.2.1 and amounts payable pursuant to Sections 4.3 and 4.6 of this Article IV, have not been paid in full.

          4.3. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), distributions to the stockholders of the Corporation shall be made in the following manner:

                4.3.1. Liquidation Preference. Each holder of Class A Preferred Stock shall receive the Liquidation Value (as defined below) of such Class A Preferred Stock prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock. The initial Liquidation Value of each share of Class A Preferred Stock shall be $1,000, and such Liquidation Value shall be increased on each of May 31, 1995 and the last day of each August, November, February and May thereafter on which such share of Class A Preferred Stock is outstanding, and on the date that any payment is made in respect of such share whose amount is determined by reference to such Liquidation Value, until the Liquidation Value is paid in full or such share of Class A Preferred Stock is converted into Common Stock, by an amount equal to 2 1/2% of the Liquidation Value in effect on the later of (i) the date that such share was issued and (ii) the first day of the previous March, June, September or December, as the case may be (such amount being prorated for any period of less than a full calendar quarter), and shall be reduced by any Payment in Reduction of Liquidation Value made with respect to such share of Class A Preferred Stock by the Corporation pursuant to Section 4.2.2 of this
          Article IV. The Liquidation Value shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Class A Preferred Stock. If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Class A Preferred Stock of the full Liquidation Value, then the entire assets of the Corporation legally available

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          for distribution shall be distributed among the holders of the
          Class A Preferred Stock pro rata in accordance with the aggregate Liquidation Value of the shares of Class A Preferred Stock held by each of them.

                4.3.2. Payments on Common Stock. If payment shall have been made in full to the holders of the Class A Preferred Stock of the full Liquidation Value to which they shall be entitled pursuant to
          Section 4.3.1, the holders of the Common Stock shall be entitled to share ratably in the Corporation's remaining assets in accordance with the number of shares of Common Stock held by each such holder.

                4.3.3. Treatment of Reorganizations, Consolidations, Mergers, and Sales of Assets. A consolidation or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation, immediately after the consolidation or merger, do not own more than 50% of the outstanding voting power of the surviving corporation, and a sale of all or substantially all of the assets of the Corporation shall each be treated as a Liquidation Event for the purpose of this Section 4.3 unless (i) the aggregate value of the consideration received by the holders of Class A Preferred Stock in such merger, consolidation or sale, calculated as if all shares of Class A Preferred Stock outstanding immediately prior to such merger, consolidation or sale had been converted into Common Stock pursuant to the provisions of Section 4.5 hereof immediately prior to such merger, consolidation or sale, exceeds the aggregate Liquidation Value of such outstanding Class A Preferred Stock, and such consideration is in the form of cash or marketable securities, or
          (ii) the holders of a majority of the then outstanding shares of Class A Preferred Stock, voting separately as a single class, elect not to treat such event as a Liquidation Event, by giving written notice to the Corporation of such election.

                4.3.4. Distribution Other Than Cash. Whenever any distribution provided for in this Section 4.3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation; provided, however, that if the holders of a majority of the shares of the Class A Preferred Stock ("Contesting Holders," which term shall include any such holders giving a notice pursuant to Section 4.5.4 or 4.5.4.2) notify the Board of Directors within five business days after receiving written notification of such determination of fair market value that they disagree with such determination, then the following procedures (the "Appraisal Procedures") shall apply. The Board of Directors

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          and the Contesting Holders shall attempt to agree upon a fair market value of the relevant property within thirty days. If, by the end of such thirty-day period they are unable to agree on a fair market value, the fair market value shall be determined by an appraisal to be paid for by the Corporation. All appraisals shall be undertaken by two appraisers, one selected by the Corporation and one selected by the Contesting Holders, which selections must be made within ten days after the expiration of the thirty-day period described above. If one selecting party fails to timely select its appraiser, the other selecting party shall select both appraisers. The fair market value shall be the fair market value arrived at by those appraisers within sixty days following the appointment of the last appraiser to be appointed. In the event that the two appraisers cannot agree on such fair market value within such a period of time, (i) if the appraisers' valuations are within 10% of each other the fair market value shall be the average of the two valuations and (ii) if the differences in the valuations are greater than 10% of each other, the appraisers shall elect a third appraiser who will calculate fair market value independently, and, except as provided in the next sentence, the fair market value of the property shall in each case be the average of the two fair market values arrived at by the appraisers who are closest in amount. If one appraiser's valuation is the average of the other two valuations, the average valuation shall be the fair market value. In the event that the two original appraisers cannot agree upon a third appraiser within thirty days following the end of the 60-day period referred to above, then the third appraiser shall be appointed by the American Arbitration Association.

          4.4. Voting Power. Except as required by law or as otherwise expressly provided herein, the holders of Class A Preferred Stock shall not be entitled to vote on any matters, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation determined as of the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

          4.5. Conversion Rights of Class A Preferred Stock. the holders of Class A Preferred Stock shall have the following rights with respect to the conversion of the Class A Preferred Stock into shares of Common Stock:

                4.5.1. General. Subject to and in compliance with the provisions of this Section 4.5, any share of the Class A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common

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          Stock to which a holder of Class A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4.5.2), by the number of shares of Class A Preferred Stock being converted. Exercise of the conversion right set forth herein by the exercising holder shall entitle the converting holder to receive the Cumulative Class A Dividend, as set forth in Section 4.2.l.

                4.5.2. Applicable Conversion Rate. The conversion rate in effect at any time for the Class A Preferred Stock (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $1000 by the Applicable Conversion Value, determined as provided in Section 4.5.3.

                4.5.3. Applicable Conversion Value. The Applicable Conversion Value shall initially be $l.45516 and shall be adjusted from time to time in accordance with Section 4.5.4 hereof.

                4.5.4. Adjustments to Applicable Conversion Value Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell, or be deemed to issue and sell in accordance with this Section 4.5.4, shares of its Common Stock without consideration or at a price per share less than the greater of the Fair Market Price or Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case, except as hereinafter provided, the Applicable Conversion Value shall, concurrently with such issue or sale, be reduced to an amount determined by multiplying such Applicable Conversion Value by a fraction:

                (a) the numerator of which shall be (i) the number of shares of common stock outstanding immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the number of shares of Common Stock issued or sold (or deemed to have been issued or sold) would purchase at the greater of the Fair Market Price and such Applicable Conversion Value; and

                (b) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale;

provided, however, that no adjustment of the Applicable Conversion value shall be made in an amount less than $.0001, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.0001 or more.

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As used herein the term "Fair Market Price" shall mean, on any date specified herein, the amount per share of Common Stock equal to (a) the last sale price of Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Common Stock is then listed or admitted to trading, or (b) if Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), the last trading price of Common Stock on such date, or (c) if there shall have been no trading on such date or if Common Stock is not so designated, the average of the closing bid and asked prices of Common Stock on such date as shown by the Nasdaq, or (d) if Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made; provided, however, that if the holders of a majority of the shares of the Class A Preferred Stock notify the Board of Directors within 5 business days after receiving written notification of such fair value that they disagree with such determination, the Appraisal Procedures shall apply, mutatis mutandis.

                4.5.4.1. Issuance of Warrants, Options, etc. For the purpose of this Section 4.5.4, the issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into, exercisable for or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter defined) which may be received by the Corporation for such Common Stock shall be less than the greater of the Fair Market Price or the Applicable Conversion Value for the Class A Preferred Stock in effect at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value for the Class A Preferred Stock shall be made under Section 4.5.4 upon the issuance or deemed issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the

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          exercise of any conversion or exchange rights with respect to any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any such warrants, options or any rights therefor) as above provided.

                Should the Net Consideration Per Share of any such warrants, options, subscriptions or purchase rights or convertible securities be decreased or increased from time to time then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (a) had the adjustments made upon the issuance of such warrants, options, rights or convertible securities been made upon the basis of the actual Net Consideration Per Share of such securities, and (b) had the adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (a) above. Any adjustment of the Applicable Conversion Value with respect to this Section 4.5.4.1 which relates to warrants, options, subscriptions or purchase rights pursuant to shares of Common Stock shall be disregarded if, as, and when all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value which would have been in effect at the time of such cancellation or expiration had the expired or canceled warrants, options, subscriptions or purchase rights not been issued.

                For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the maximum aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

                4.5.4.2.  Consideration Other than Cash.  For purposes of
          Section 4.5.4, if a part or all of the

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          consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in Section 4.5.4 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation; provided, however, that if the holders of a majority of the shares of the Class A Preferred Stock notify the Board of Directors within 5 business days after receiving written notification of such value that they disagree with such value, then the Appraisal Procedures shall apply, mutatis mutandis.

                4.5.4.3. Exceptions. Section 4.5.4.1 shall not apply: (i) to the issuance of up to 3,103,000 shares of Common Stock, or options exercisable therefor (such number of shares being subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock) issued and issuable to employees of the Corporation pursuant to the Corporation's Restated Stock Option Plan, as adopted on March 9, 1995, (ii) to the issuance of up to 13,500,000 shares of Common Stock (such number of shares being subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock) issuable upon the exercise of the Warrants issued or to be issued to certain stockholders of the Corporation pursuant to Section 4.8 of the Preferred Stock Purchase
          Agreement dated as of March   , 1995 by and among the Corporation,
          Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA; (iii) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4.5.4.4; or (iv) to the issuance of shares of Common Stock upon the conversion of any shares of Class A Preferred Stock. If all or any portion of any option granted under clause (i) of this Section 4.5.4.3 expires or is terminated without being exercised, then the number of shares of Common Stock issuable upon such option or portion thereof shall not be counted against the maximum number of shares covered by such clause (i).

                4.5.4.4. Adjustments to Applicable Conversion Value Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by



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          multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                "Extraordinary Common Stock Event" shall mean (A) a subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (B) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock or (C) the declaration and payment by the Corporation of a dividend payable in shares of Common Stock.

          4.5.5.  Forced Conversion.

                4.5.5.1.  In the event that, on any date after March 15, 1998,
          (A) the Common Stock shall be listed on the New York Stock Exchange, Inc. ("NYSE") or the American Stock Exchange, Inc. ("ASE"), or shall be traded on Nasdaq, (B) the Common Stock shall have been listed on either the NYSE or the ASE or traded on Nasdaq, or any combination of the foregoing, continuously for a period or at least one year, (C) during the past year time the Public Float (as hereinafter defined) of the Common Stock shall have at all times exceeded 20% of number of outstanding shares of Common Stock, (D) the average weekly reported trading volume for the Common Stock on the NYSE, ASE and/or Nasdaq over the past year shall have exceeded 2% of the number of outstanding shares of Common Stock, and (E) the Market Price (as hereinafter defined) of the Common Stock shall on any day be at a level such that, if all the outstanding shares of Class A Preferred Stock were converted into the number of shares Common Stock into which such Class A Preferred Stock is convertible pursuant to Section 4.5, and such shares of Common Stock were then sold at the Market Price, the proceeds of such sale excluding the Cumulative Class A Dividend payable upon such conversion would equal or exceed 1.75 times the Liquidation Value applicable to all of the outstanding shares of Class A Preferred Stock, then the Board of Directors of the Corporation shall have the right to require that all outstanding shares of Class A

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          Preferred Stock shall be converted into the number of shares of Common
          Stock into which such shares are convertible pursuant to Section 4.5 as of such date or any date within 15 days after such date, without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock, provided that the Cumulative Class A Dividend on all shares of Class A Preferred Stock shall be paid in full at such time. For the purpose of Section 4.5.5, the "Market Price" of the Common Stock shall be the lowest of the reported last sale prices on the NYSE, the ASE or Nasdaq for the Common Stock on each of the twenty (20) preceding business days on which a reported sale of the Common Stock took place; and the "Public Float" of the Common Stock shall be the number of shares of Common Stock outstanding and listed for trading on the NYSE, the ASE or Nasdaq other than shares held by affiliates of the Corporation.

                4.5.5.2. Upon the occurrence of the conversion specified in the preceding paragraph (i), the holders of the Class A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Class A Preferred Stock surrendered were convertible on the date on which such conversion occurred, and payment of the Cumulative Class A Dividend applicable to such shares. The Corporation shall not be obligated to issue such certificates or pay such dividend unless certificates evidencing such shares of the Class A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          4.5.6. Reclassification. If the Common Stock issuable upon the conversion of the Class A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or sale of assets provided for elsewhere in Section 4.5, or the sale of

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          all or substantially all of the Corporation's properties and assets to any other person provided for elsewhere in Section 4.5), then and in each such event, unless such event has been deemed a Liquidation Event pursuant to Section 4.3, each holder of Class A Preferred Stock shall have the right thereafter to convert such Class A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change by holders of the number of shares of Common Stock into which such Class
          A Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

                4.5.7. Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in Section 4.5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, unless such event has been deemed a Liquidation Event pursuant to Section 4.3, as a part of such merger, or consolidation or sale, provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holders would have been entitled if such holders had converted their shares of Class A Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4.5 with respect to the rights of the holders of Class A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of Section 4.5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Class A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                4.5.8. Accountant's Certificate as to Adjustments: Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Value, the Corporation at its expense shall furnish all holders of Class A Preferred Stock, if requested by [any] such holder, with a certificate, prepared by independent public accountants of nationally recognized standing, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                4.5.9. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Class A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Class A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of the Class A Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable, but in any event not later than 30 days after, the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Class A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Class A Preferred Stock in accordance with the provisions of Section 4.5, payment of the Cumulative Class A Dividend in accordance with Section 4.2.1, and cash in respect of any fraction of a share of Common Stock issuable upon such conversion, as provided in Section 4.5.11. Such conversion shall be deemed to have been effective immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Class A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                4.5.10. Notice of Conversion. If any holder of shares of Class A Preferred Stock shall give notice of such holder's intent to convert shares of Class A Preferred Stock held by such holder having an aggregate Liquidation Value in excess of $1,000,000 into Common Stock pursuant to Section 4.5, the Corporation shall give the other holders of the Class A Preferred Stock notice of that fact at the address for such holders shown on the books of the Corporation. Such other holders shall then have 15 days to give notice to the Company of the exercise of their conversion rights pursuant to Section 4.5.9 and if such other holders give such notice within such 15 day period, the "Conversion Date" for such other holders shares of Class A Preferred Stock shall be the same date as the Conversion Date of the holders of Class A Preferred Stock that initially gave a notice under
          Section 4.5.9. The failure of any such other holder of shares of Class A Preferred Stock to give a conversion notice under this Section
          4.5.10 after receipt of a notice under this Section 4.5.10 that other holders of shares of Class A Preferred Stock have given a conversion notice shall not affect the right of such other holders of shares of Class A Preferred Stock to give a notice under Section 4.5.9 at a later date.

                4.5.11. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock of scrip representing fractional shares shall be issued upon the conversion of shares of Class A Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of Class A Preferred Stock, the Corporation shall pay to the holder of the shares of Class A Preferred Stock, which were converted, a cash adjustment in respect to such fractional share in an amount equal to the same fraction of the Fair Market Value per share of Common Stock, but not less than the Applicable Conversion Value, at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Class A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Class A Preferred Stock being converted.

                4.5.12. Partial Conversion. In the event some but not all of the shares of Class A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Class A Preferred Stock which were not converted.

                4.5.13. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                4.5.14. Common Stock Defined. For purposes of Section 4.5, the term "Common Stock" shall include the Corporation's Common Stock, par value $.01 per share, as authorized on the date on which shares of Class A Preferred Stock are first issued (the "Initial Issue Date") and any other capital stock of any class or classes (however designated) of the Corporation, authorized on or after the Initial Issue Date, the holders of which shall have the right, without limitation as to amount, either to all or a share of the balance of current dividends and distributions on the capital stock of the Corporation, after payment of any required dividends or distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for directors of the Corporation (even though the right so to vote has been suspended by the happening of such a contingency).

                4.5.15. Validity of Shares. The Corporation shall from time to time take all such actions as may be requisite to assure that all shares of Common Stock which may be issued upon conversion of any share of the Class A Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Corporation shall from time to time take all such action as may be requisite to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the amount paid per share for the Class A Preferred Stock divided by the number of shares of Common Stock into which each share of Class A Preferred Stock can, from time to time, be converted.

                4.5.16. Good Faith. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Corporation, in good faith, the other provisions of Section 4.5 are not strictly applicable but the lack of any adjustment in the Applicable Conversion Value would not in the opinion of the Board of Directors of the Corporation fairly protect the conversion rights of the holders of the Class A Preferred Stock in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the conversion rights of the holders of the Class A Preferred Stock in accordance with the basic intent and principles of such provisions, then the Board of Directors of the Corporation shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Corporation) of recognized national standing, which shall give their opinion upon the adjustment, if any, to the Applicable Conversion Value, on a basis consistent with the basic intent and principles of Section 4.5, necessary to preserve, without dilution, the exercise rights of all the registered holders of the Class A Preferred Stock. Upon receipt of such opinion, the Board of Directors of the Corporation shall forthwith make the adjustments described therein.

    4.6.  Redemption.

                4.6.1. Automatic Redemption. If on December 31, 2002 there remains any Class A Preferred Stock outstanding, the Corporation shall, on such date, redeem all of the Class A Preferred Stock outstanding, paying to each holder of Class A Preferred Stock the Liquidation Amount to which such holder would be entitled pursuant to
          Section 4.3 hereof on the occurrence of a Liquidation Event as of the date such payment is made.

                4.6.2. Payment of Redemption Price. If the funds of the Corporation legally available for redemption of shares of Class A Preferred Stock are insufficient to redeem the total number of outstanding shares of Class A Preferred Stock, the holders of the Class A Preferred Stock shall share ratably in any funds legally available for redemption of as many shares as possible. Any shares of Class A Preferred Stock not redeemed because of the Corporation's inability or failure to carry out the redemption shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation shall be legally available for the redemption of such shares of Class A Preferred Stock such funds shall be used to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                4.6.3. Surrender of Certificates. Not less than 30 days before the date specified for redemption in Section 4.6.1, and not more than 10 days after additional funds of the Corporation become legally available for the redemption of additional shares of Class A Preferred Stock pursuant to Section 4.6.2, the Corporation shall mail a written notice (the "Redemption Notice"), postage prepaid, to each holder of record of Class A Preferred Stock, at such holder's address as shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the Class A Preferred Stock as provided in Section 4.6.1 and 4.6.2. The Redemption Notice shall contain the following information:

                      (i) The number of shares of Class A Preferred Stock held by the holder which shall be redeemed by the Corporation pursuant to the provisions of Sections

                4.6.1 or 4.6.2;

                      (ii) The date on which the redemption shall be effective ("Redemption Date"),

                      (iii) The address at which the holder may surrender to the Corporation its certificate or certificates representing shares of Class A Preferred Stock to be redeemed.

                Each holder of shares of Class A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place specified in the Redemption Notice and on or before the Redemption Date designated in the Redemption Notice, and thereupon the applicable Liquidation Amount in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates. Each surrendered certificate shall be canceled and retired and a new certificate, representing the remaining, unredeemed shares of Class A Preferred Stock, if any, shall be issued to the holder of such shares.

                4.6.4. Dividends and Conversion after Redemption. From and after the date the Corporation shall have paid the Liquidation Amount in redemption of any shares of Class A Preferred Stock, no shares of Class A Preferred Stock thereupon redeemed shall be entitled to any further dividends pursuant to Section 4.2 hereof or to the conversion provisions set forth in Section 4.5 hereof.

          4.7. No Reissuance of Class A Preferred Stock. No share or shares of Class A Preferred Stock or Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Class A Preferred Stock or Common Stock accordingly.

          4.8. No Dilution or Impairment. The Corporation shall take all such action as may be necessary or appropriate in order to effectuate the provisions of this Article IV. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Class A Preferred Stock or Common Stock above the amount payable therefor on such conversion and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Class A Preferred Stock or Common Stock from time to time outstanding.

        4.9. Notices of Record Date.  In the event of a record of

                (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                (iii) any voluntary or involuntary dissolution, liquidation or winding up of the corporation,

          then and in each such event the Corporation shall mail or cause to be mailed to each holder of Class A Preferred Stock or Common Stock a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (b) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their share of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which such action is to be taken.

          4.10. Common Stock. Except as otherwise provided in this Article IV, each share of Common Stock issued and outstanding shall be identical in all respects one with the other. Except for and subject to those rights expressly granted to the holders of the Class A Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders, including but not by way of limitation, (i) the right to vote on matters submitted to a vote of stockholders, and to notice of and attendance at meetings held for the purpose of taking such votes,

(ii) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (iii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Class A Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the corporation as herein provided.

                                   Article V

        The Corporation is to have perpetual existence.

                                   Article VI

        Meetings of Stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

                                  Article VII

        The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

          The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

          The indemnification rights provided in this Article VIII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders of disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

                                  Article VIII

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize a further limitation or elimination of the liability of directors or officers, then the liability of a director or officer of the Corporation shall, in addition to the limitation on personal liability provided herein, be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability of alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

                                   Article IX

          Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise of arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   Article X

          For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          10.1. Management By The Board. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          10.2. Bylaws. After the original or other bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the affirmative vote of at least two-thirds of the members of the Board of Directors or the affirmative vote of at least two-thirds of the voting power of the outstanding shares of the stock of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

          10.3. Voting Power. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                   Article XI

          From time to time, any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this
Article XI.

Signed this 15th day of March, 1995.

                                        /s/ William W. Kingery, Jr.
                                        ---------------------------
                                        President

                                        /s/ John H. Muehlstein
                                        ---------------------------
                                        Assistant Secretary

                                      -22-